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                                                                  February, 2000


                           PERSONAL SECURITIES TRADING
                             POLICIES AND PROCEDURES


For:     Alex. Brown Investment Management ("ABIM")
         Investment Company Capital Corp. ("ICC")

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I.  INTRODUCTION

         ABIM and ICC ("Asset Management") recognize the desirability of permitting Employees and members of their immediate families the opportunity to engage in normal investment practices for their personal accounts and accounts in which they have a beneficial interest. The legitimate investment objectives of Employees, however, must be balanced against the interests of clients as well as Asset Management's regulatory responsibilities.

         Asset Management's policies and procedures regarding personal securities trading have been developed in response to various securities laws and rules and regulations of self-regulatory agencies. These procedures include many of the recommendations made by a special advisory group formed by the Investment Company Institute to review practices and standards governing personal investing. These procedures have been submitted to the Board of Directors of the Flag Investors Family of mutual funds (the "Funds"), and shall serve as the Code of Ethics required in connection with Asset Management's services as investment advisor to the Funds.

         Each Employee is expected to adhere to these policies and procedures so as to avoid any actual or potential conflicts of interest, or situations in which an individual may be accused of having abused a position of trust and responsibility. Any questions regarding the application of these policies and procedures should be directed to your appropriate senior officer or the designated Asset Management compliance officer.


II.  DEFINITIONS

         Employee - For purposes of these policies and procedures, the term Employee will refer to all Employees of Asset Management and members of their immediate families.


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         Immediate Family - Immediate Family shall include spouse, minor children, dependents and other relatives who share the same house and depend on the Employee for support.

         Employee Related Accounts - The term " Employee Related Account" shall mean any account held in the name of an Employee or in which the Employee has a Beneficial Interest. In addition, such accounts include accounts held in the name(s) of any member(s) of the Employee's Immediate Family as well as any account in which those persons have a Beneficial Interest.

         Beneficial Interest - An Employee or immediate family member shall be considered to have a beneficial interest in an account if he or she obtains benefits from the account substantially equivalent to whole or partial ownership. Employee and immediate family members are also deemed to have a beneficial interest in accounts in which they have the power, directly or indirectly, to make investment decisions. Examples include, but are not limited to, accounts for trusts, partnerships and corporations in which an Employee or immediate family member maintains an interest or derives a benefit.

         Discretionary Accounts - An Employee Related Account where full investment discretion has been granted to an investment manager, trustee or outside bank where neither the Employee nor a close relative participates in the investment decisions or is informed in advance of transactions in the account.


III.  POLICIES/PROCEDURES

         A.  Substantive Restrictions on Personal Investing

             1.   Initial Public Offerings

         Asset Management Employees are prohibited from acquiring shares of an issuer in an initial public offering.

             2.   Private Securities Transactions

                  Asset Management Employees may engage in such transactions after having obtained the prior written approval of the appropriate senior officer of their respective business unit and Mutual Funds Compliance. Attached as Exhibit A is a copy of the general policy and the appropriate form for making such request. Among the factors in considering the request by a senior officer are: 1) whether the opportunity is being made available to the Employee due to the Employee's position within Asset Management; 2) whether the transaction would appear to conflict with clients' interests; and, 3) whether the security being offered is an appropriate investment to be made on behalf of clients.

                  Employees who received approval to engage in a private securities transaction must disclose that investment in the event they become involved in any



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                  subsequent consideration of the issuer as a potential
                  investment for the Funds or other clients. In such circumstances, a final decision to invest on behalf of clients should be made after independent review by personnel with no personal interest in the issuer.

             3.   Blackout Periods

                  a. Pending Trades - Employees are prohibited from executing a transaction in an Employee Related Account when Asset Management clients of their respective business unit have pending "buy" or "sell" orders in the same security. This prohibition will remain in effect until such orders are executed or withdrawn.

                  b. Fund Trades - Employees are prohibited from trading in a security for a period of at least seven calendar days before, and three calendar days after, any transaction by a Fund Account advised by that respective business unit of Asset Management in the same security. This blackout period would be inapplicable where 1) the market capitalization of the security exceeded $2 billion; and 2) trades of the respective business unit of Asset Management do not exceed 10% of the daily average trading volume for the prior 15 days.

                  c. Discretionary Accounts - The Blackout Periods described above do not apply to Discretionary Accounts.


             4.   Outside Securities Accounts

                  a.  General

                      Except in extraordinary circumstances, Asset Management prohibits the maintenance of Employee Related Accounts with broker/dealers outside of DBAB. The appropriate senior officer for their respective business units must approve any requests by Employees for such accounts. Attached as Exhibit B, is a copy of the general policy and the appropriate form for making such request. All such accounts are subject to prior approval and record keeping requirements as will be described below.

                  b.  Exceptions

                      Asset Management has determined that the following outside accounts are exempt from the prior approval requirements:

                      (i) accounts maintained directly with an investment company in which shares of open-end investment companies only can be purchased; and

                      (ii)  Discretionary Accounts.



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                  c.  Transfer

                      Outside accounts which are not exempt under Section 4.b. must be transferred to DBAB within forty-five (45) days of the Employee's hire date.

             5.   Ban on Short-Term Trading Profits

                  In addition to the blackout periods noted above, and in the absence of appropriate extenuating circumstances, Asset Management Employees are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Profits realized from trades within the proscribed period will be required to be forfeited to the appropriate Asset Management business unit. Under limited and appropriate circumstances, an Employee may request an exception to this restriction. Such requests may only be made to the appropriate senior officer of his or her respective business unit.

             6.   Outside Business Affiliations, Employment or Compensation

                  Asset Management Employees may not maintain outside affiliations (e.g. officer or director, governor, trustee, etc.) without the prior written approval of the appropriate senior officer of their respective business units. Attached as Exhibit C is a copy of the general policy and the appropriate form for making such request. Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken based upon a determination that these activities are consistent with the interest of Asset Management and its clients. Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

             7.   Gifts

                  Asset Management restricts the making or receiving of gifts and gratuities to ensure the highest standards of employee integrity and conduct, and to ensure compliance with rules of the various self-regulatory organizations. Asset Management Employees are expected to report and receive prior approval for any such gifts or gratuities, except for gifts of de minimis value. De minimis is defined as the annual receipt of gifts from the same source valued at $100 or less.


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         B.  Procedures for Personal Investing

             1.   Transaction Approval

                  All Asset Management Employees must receive prior approval of personal securities transactions in Employee Related Accounts. All prior approval requests must be made in writing to the appropriate person designated for such approvals. Approvals of transactions are good for the day they are given and must be reinstated the next day if not executed or withdrawn. Attached as Exhibit D is a copy of the Personal Securities Transaction Approval Form to be completed by Asset Management Employees. Only after receiving approval may the Asset Management Employees contact their registered representative to enter the order.

                  Requests for approval of trades by ABIM Employees (and the accompanying approval form) are to be directed to the Chief Executive Officer, or his designee, and a copy of the completed form will be maintained centrally at ABIM.

                  Requests for approval of trades by ICC Employees (and the accompanying approval form) are to be directed to Mutual Funds Compliance. After approval, ICC employees must receive approval from Corporate Compliance and forward the Corporate pre-clearance number to Mutual Funds Compliance. One copy of the completed form will be maintained with Mutual Funds Compliance.

                  Asset Management has determined that certain securities transactions are exempt from the prior approval requirements as follows:

                  o Trading activity in Discretionary Accounts;

                  o Shares of open-end investment companies registered under the
                    Investment Company Act of 1940;

                  o Shares purchased under an issuer sponsored dividend
                    reinvestment program;

                  o Purchases and sales of securities issued or guaranteed by the U.S. government or its agencies and bank certificates of deposit;

                  o To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities; and

                  o Securities purchased under an employer sponsored stock
                    purchase plan or upon the exercise of employee stock options. Any sale of securities acquired pursuant to the exercise of employee stock options remains subject to the pre-clearance procedures.


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             2.   Records of Securities Transactions

                  a.  General

                      Each Asset Management Employee is responsible for
                  confirming that all Employee Related Accounts are set up in such a way that designated supervisory personnel receive records of securities transactions as follows:

                  (i) In the case of accounts maintained at DBAB, a report system (the Firm Insider Trade Report System) has been developed which will provide designated supervisory personnel a monthly summary report of securities transactions in Employee Related Accounts. At the time an account is approved, Employees must provide the account name and number to the person in their respective business unit responsible for maintaining the report system.

                  (ii) In the case of outside securities accounts, Asset Management must receive duplicate copies of confirmations and statements. Before engaging in any transactions, the Employee must confirm that: i) the account has been approved; and, ii) that firm has been instructed to provide duplicate confirmations and statements.

                  b.  Exemptions

                  (i) Accounts maintained directly with an investment company in which shares of open-end investment companies only can be purchased are exempt from the records requirements, provided that the requisite information regarding the account is disclosed in the Employee's Initial Holdings Report and Annual Holdings Report, as described in paragraph 4.a. below.

                  (ii) Discretionary Accounts are exempt from the records requirements, provided that the requisite information regarding the account is disclosed as described in paragraph 4.b. below.

             3.   Post-Trade Monitoring

                  Asset Management supervisory personnel will conduct periodic reviews of the trading activities of Asset Management Employees to monitor compliance with these procedures so as to ensure that the interests of Asset Management and its clients are not compromised.


             4.   Certification/Disclosure of Accounts and Holdings

                  a.  Employee Related Accounts



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                      All Asset Management Employees will, at time of hire and
                  annually thereafter, be provided with a copy of these policies and procedures and will be requested to certify annually that they have read and understand them.

                  (i)   Initial Holdings Report

                        Within 10 days of the Employee's hire date, each Employee shall make an Initial Holdings Report in the form of Exhibit E.

                  (ii)  Annual Holdings Report

                        On an annual basis, each Employee shall make an Annual Holdings Report in the form of Exhibit E. The Annual Holdings Report shall contain information which is current as of a date which is no more than 30 days before the report is submitted.

                  b.  Discretionary Accounts

                  Each Asset Management Employee with an outside Discretionary Account will, at the time of hire and annually thereafter, provide Mutual Funds Compliance with a certification from their investment manager, trustee or outside bank, as applicable, as to the discretionary status of the account. The certification form is attached as Exhibit F.


        C.  Sanctions

                  Persons violating the provisions of these Personal Trading Policies and Procedures may be subject to the following sanctions:

                  1. Upon the first violation within a one-year period, the Employee will be subject to a monetary penalty of $100, or such other penalty as may be determined in the discretion of the committee referenced in paragraph 3.

                  2. Upon the second violation within a one-year period, the Employee will be subject to a monetary penalty of $500, or such other penalty as may be determined in the discretion of the committee referenced in paragraph 3 (assuming that the first violation was brought to the Employee's attention).

                  3. Upon the third violation within a one-year period, the matter shall be reviewed by a committee consisting of the Head of the Business Unit, the Head of Legal and the Head of Compliance. The committee will determine appropriate sanctions, which may include (but are not limited to) a letter of censure, further monetary penalties, restrictions on the violator's personal securities transactions, unwinding of the transaction and disgorgement of profits and suspension or termination of employment.

                  The proceeds of any monetary penalties recovered in connection with the sanctions described above shall be donated to the United Way.


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                                                                       EXHIBIT A


                         PRIVATE SECURITIES TRANSACTIONS


         Private Securities Transactions are those which are not transacted through a brokerage firm and/or not reflected on records of accounts maintained at such brokerage firms. Asset Management Employees and members of their immediate family may not purchase or sell any security (except those exempt under these Personal Securities Policies and Procedures) in a private securities transaction unless the Employee has received the prior written approval of the senior officer of their respective business unit. Requests for approval must be made on the Request for Approval of Private Securities Transaction Form (a copy of which is provided with this Code).

         The definition of a private securities transaction should be construed broadly. Any questions regarding such transactions should be directed to the senior officer of the respective business unit.





           PLEASE SEE THE REQUEST FOR APPROVAL OF PRIVATE SECURITIES
                TRANSACTION FORM BEGINNING ON THE FOLLOWING PAGE



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